BERMAN DVD SERIES
TERM SHEET

This term sheet is entered into as of April 15, 2006 between Braun Marketing, LLC, a Minnesota limited liability company ("BMS"), Triple J Marketing, LLC ("Triple J"), and The Berman Center, Inc., a Delaware corporation (the "Berman Center"), based upon the following:

1. **PROJECT:** The undersigned parties agree to create a first class DVD Series based upon the advice, content, personality, programs, articles, theories and teachings of Dr. Laura Berman and The Berman Center. The DVD Series is intended as a direct-response campaign based upon a monthly continuity program, which will also be sold at traditional retail outlets and via the internet. The DVD Series will be produced collectively by BMS, Triple J and the Berman Center, and each party will have equal creative control.

2. **BASIC AGREEMENT:**

Triple J hereby agrees to:

1. book, traffic and underwrite a first class television marketing campaign, including specifically buying time on cable channels such as Oxygen, Lifetime and E!, with a minimum airtime purchase of $250,000;
2. furnish fulfillment and payment systems for the infomercial distribution channel;
3. set-up and operate merchant accounts that accept Visa, MC, AMEX and Discover for sales from the infomercial distribution channel;
4. coordinate with BMS all fulfillment, shipping and collections of all verified orders from the infomercial distribution channel;
5. handle all direct-response related customer service from the infomercial distribution channel; and
6. coordinate such further actions as may reasonably be required to make the DVD Series a commercial success.

BMS hereby agrees to:

1. work with Berman Center and Triple J to develop, design, create and produce the materials needed for the project, including the television elements;
2. underwrite and manage the pre-production, production and post production of the DVD Series;
3. obtain necessary releases and consents, other than those The Berman Center is specifically required to obtain as set forth herein;
4. shoot and supply the Infomercial/commercial to Triple J;
5. manufacture and supply finished product to Triple J and Berman Center at actual cost;

6. market and distribute to retail marketplace, including through outlets such as Target, WalMart and the like;
7. provide customary budgets for the DVD Series;
8. be responsible for advancing any sums due to actors, guest, performers, graphic artists and the like for performing or appearing in the DVD Series.

Berman Center hereby agrees to:

1. provide the services of Dr. Laura Berman;
2. provide the shooting scripts for each title in the DVD Series;
3. pay for the personal hosting services of Dr. Laura Berman, including publicity and promotion for the project;
4. together with BMS and Triple J, develop and produce each DVD in the DVD Series;
5. use its good faith efforts to produce banner ads on Berman Center's affiliated websites, including www.bermancenter.com, www.drlauraberman.com, www.hisandher.com, www.evesgarden.com, Drugstore.com;
6. pay for the marketing and publicity costs for the services of Berman Center's public relations firm, Empower Public Relations;
7. use its reasonable good faith efforts to incorporate the DVD Series into Dr. Laura Berman's upcoming Showtime Network program *Sexual Healing* (note: failure to do so will not be a breach of this term sheet);
8. use its good faith efforts to make available additional products at m.f.n. wholesale prices to "up sell" continuity customers, including the Berman Center's Intimate Accessories line of products;
9. use its good faith efforts to include mentions of the DVD Series in Berman Center's comprehensive marketing campaigns, including through WaterFront Media and any internet portal partners.

2. **DISTRIBUTIONS**: Distributions of "Gross Proceeds" shall be made as follows:

A. Berman Center: 5% of Gross Proceeds until 50% Recoupment by each of Triple J and BMS, thereafter escalating to 10% of Gross Proceeds until 100% Recoupment by each of Triple J and BMS, thereafter 1/3 ratable split with Triple J and BMS, subject to other third party profit participations;

B. BMS: after Recoupment, 1/3 ratable split with Triple J and the Berman Center, subject to other third party profit participations;

C. TRIPLE J: after Recoupment, 1/3 ratable split with BMS and the Berman Center, subject to third party profit participations;

D. JOHN WILLIAMS: 2% of Gross Proceeds after 100% Recoupment by BMS and Triple J; and

E. ROAR: 3% of Gross Proceeds after 100% Recoupment by BMS and Triple J.

F. "Gross Proceeds": means all revenues received from all sources from the DVDs and related products after deduction of manufacturing and distribution costs (such as actual and verifiable shipping, handling, telemarketing and order verification services, taxes, and publishing and mechanical royalties), with no provision for general overhead charges from BMS, Triple J and/or the Berman Center.

G. "Recoupment": BMS and Triple J will receive all Gross Proceeds, less only payments to the Berman Center, until each has recouped all of its actual, approved and verifiable hard costs in accordance with the following illustration: if Triple J has actual costs of $300,000 and BMS has actual costs of $100,000 then the Recoupment from Gross Proceeds will be at the rate of 3/4 to Triple J and 1/4 to BMS.

H. SALES COMMISSION: Each of Triple J and BMS will receive a 15% sales commission on any Berman related products that are sold directly by them and that are not part of the DVD Series. By way of illustration, if Triple J "up-sells" a call-in customer the *Passion Prescription* and a trial subscription to WaterFront Media's subscription website, Triple J would be entitled to at 15% sales commission on those products. The WaterFront Media sales commission would be based-off the first month's subscription rate. The sales commission will be on the wholesale price, less sales taxes, returns, charge-backs and the like.

3. **OWNERSHIP AND USAGE**. The Berman Center, BMS and Triple J Marketing will jointly own the copyright to the DVD Series. Each party will have the non-exclusive right (subject to each other's respective rights, the payment obligations and other restrictions in this Agreement), in perpetuity, to use or exploit the DVD Series in their respective distribution channels. For avoidance of doubt, generally BMS will distribute the DVD Series at retail outlets, Triple J will distribute the DVD Series via infomercial formats, and The Berman Center will distribute the DVD Series through its network of affiliated websites, at the Berman Center and at Berman Center related events. The following will require the unanimous approval of all parties; (i) licensing the DVD Series for TV (excluding infomercial format); (ii) licensing the DVD Series for satellite or radio broadcast (excluding, in each case, in any infomercial format); (iii) licensing the DVD Series to an Internet portal; or (iv) licensing the DVD Series to a newsletter marketing company (such as WaterFront Media).

4. **COLLECTIONS OF GROSS PROCEEDS AND PAYMENTS:** Each of the undersigned will collect all Gross Proceeds from sales in their respective distribution channels. BMS and Triple J, will coordinate with each other to determine the Recoupment ratio, which will then be communicated to the Berman Center. Each party will have the right to audit the books and records of the other one term per year at their own expense.

a. BMS: Within 45 days after the end of each calendar quarter, irrespective of whether any sum is then due, BMS shall deliver to Triple J and The Berman

Center a complete and accurate written statement setting forth the number of units sold of the DVD Series, the gross price at which such units were sold, any other monies earned from exploitation of the DVD Series and related products, BMS's calculation of the Gross Proceeds, BMS's calculation of the Gross Proceeds then due to The Berman Center and Triple J for the period covered by such report. Each such statement shall be accompanied by a check to The Berman Center and Triple J for the amount reflected therein.

b. Triple J: Within 45 days after the end of each calendar quarter, irrespective of whether any sum is then due, Triple J shall deliver to BMS and The Berman Center a complete and accurate written statement setting forth the number of units sold of the DVD Series, the gross price at which such units were sold, any other monies earned from exploitation of the DVD Series and related products, Triple J's calculation of the Gross Proceeds, Triple J's calculation of the Gross Proceeds then due to BMS and The Berman Center for the period covered by such report. Each such statement shall be accompanied by a check to BMS and The Berman Center for the amount reflected therein.

c. The Berman Center: Within 45 days after the end of each calendar quarter, irrespective of whether any sum is then due, the Berman Center shall deliver to BMS and Triple J a complete and accurate written statement setting forth the number of units sold of the DVD Series, the gross price at which such units were sold, any other monies earned from exploitation of the DVD Series and related products, the Berman Center's calculation of the Gross Proceeds, the Berman Center's calculation of the Gross Proceeds then due to BMS and Triple J for the period covered by such report. Each such statement shall be accompanied by a check to BMS and Triple J for the amount reflected therein.

5. NAMES AND LIKENESS. BMS and Triple J will have the right to use (i) Dr. Laura Berman's name, voice, approved biography and approved likeness, and (ii) the Berman Center's related trademarks, solely in the exploitation of their rights hereunder. The Berman Center will supply and/or approve a reasonable selection of still photos and art for use in promotion, advertising and packaging and, within 10 days of either of BMS and/or Triple J's request, an approved biography for Dr. Laura Berman.

6. INDEMNITIES. Each party represents and warrants to the other that it has the full right, power, legal capacity and authority to enter into this Agreement, to carry out the terms hereof and to grant to each other the rights herein granted to them, and that the services of any persons that are supplied by the parties will be rendered on a work-for-hire basis. Subject to each respective party's obligation to obtain the clearances, waivers and licenses in accordance with the terms of this Agreement, nothing contained in the DVD Series created or furnished by each respective party including, but not limited to, any music and sound synchronized therewith, or the distribution and exploitation thereof, nor the exercise by either party of any of the

rights granted it hereunder, shall violate or infringe upon the trademark, trade name, copyright, literary, dramatic, musical, personal, private, civil or property right or rights of privacy or publicity or any other right of any person or entity.

7. **MISCELLANOUS PROVISIONS.**

a. Notice. Unless otherwise specifically provided in this term sheet, all notices, demands, requests, approvals or other communications (collectively and severally called "Notices") given with respect to this term sheet, shall be in writing, and shall be given by: (1) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (2) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency) or (3) by electronic or facsimile transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt). Notices shall be addressed to the parties as follows:

Triple J:	Triple J Marketing 4020 East 12th Avenue Tampa, FL 33605 Attn: Jim Faile T: (813) 247-6999 E: jim@teamtampa.com
The Berman Center:	211 East Ontario Suite 800 Chicago, IL 60611 Attn: Samuel P. Chapman Tel: (312) 255-8088 E: schapman@bermancenter.com
Braun:	Braun Marketing, LLC 11783 95th Ave. N Maple Grove, MN 55369 Attn: Tim Braun T: (763) 416-9028 E: TimBraun@BraunMediaServices.com

b. Severability. If any term or provision of this term sheet or the application thereof to any person or circumstance shall, to any extent, be determined to be invalid, illegal or unenforceable under present or future laws, then, and in that event: (1) the performance of the offending term or provision (but only to the extent its application is invalid, illegal or unenforceable) shall be excused as if it had never been incorporated into this term sheet, and, in lieu of such excused provision, there shall be added a provision as similar in

terms and amount to such excused provision as may be possible and be legal, valid and enforceable; and (2) the remaining part of this term sheet (including the application of the offending term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable) shall not be affected thereby, and shall continue in full force and effect to the fullest extent provided by law.

c. Further Assurances and Cooperation. Each party hereto agrees to take such additional action and execute such additional documents as may be reasonably necessary in order to carry out the transactions contemplated by this term sheet. Each party agrees to cooperate with the other and to provide any information reasonably required to effectuate the terms and purposes of this term sheet.

d. Successors and Assigns. Until such time as the undersigned parties enter into moral formal documentation, this term sheet shall be binding upon and shall inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. No party may assign or sublicense this term sheet, whether in whole or in part, without the other party's prior written consent, which may be withheld for any reason or no reason.

e. Non-Disclosure. No party to this term sheet shall make, or cause to be made, except as may be otherwise required by law, any disclosure or announcement in respect of this term sheet or the transactions contemplated hereby to any third party, without the prior consent of all the parties hereto. The parties shall cooperate as to the timing and contents of any press release or public announcement; provided however that nothing herein shall require a party to act in such a manner as is inconsistent with such party's obligations under applicable law, based on advice of counsel.

f. Counterparts; Electronically Transmitted Documents. This term sheet may be executed in counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one instrument. If a copy or counterpart of this term sheet is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

WHEREFORE, the undersigned parties have signed this term sheet as of the dates written below.

AGREED AND ACCEPTED:

BRAUN MARKETING, LLC

BY: [signature]
ITS: [illegible]
DATE: 4/17/06

THE BERMAN CENTER, INC.

BY: [signature]
ITS: CEO
DATE: April 19, 2006

THE BERMAN CENTER, INC.
f/s/o Dr. Laura Berman

BY: [signature]
ITS: ______________________
DATE: ______________________

TRIPLE J MARKETING, INC.

BY: ______________________
ITS: ______________________
DATE: ______________________